 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

ads-tec Energy GmbH

Nürtingen, Germany

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of ADS-TEC ENERGY PLC (the “Company”), of our report dated August 10, 2021, except for Note 6, as to which the date is November 24, 2021, relating to the financial statements of ads-tec Energy GmbH, appearing in the Company’s Registration Statement on Form F-1 filed January 21, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO AG Wirtschaftsprüfungsgesellschaft

Frankfurt am Main, Germany

March 1, 2022